Exhibit 10.14

Non-Qualified Stock Option Agreement
under the Inverness Medical Innovations, Inc.
2001 Stock Option and Incentive Plan

Name of Optionee:	Jerry McAleer (the “Optionee”)

No. of Option Shares:	49.6083960575621

Option Exercise Price per Share:	$47,418.5982 (the “Option Exercise Price Per Share”)

Grant Date:	August 15, 2001

Expiration Date:	January 31, 2002 (the “Expiration Date”)

Pursuant to the Inverness Medical Innovations, Inc. 2001 Stock Option and Incentive Plan (the “Plan”), Inverness Medical Innovations, Inc., a Delaware corporation (together with its successors, the “Company”), hereby grants to the Optionee, who is an officer, employee, director, consultant or other key person of the Company or any of its subsidiaries, an option (the “Stock Option”) to purchase on or prior to the Expiration Date all or part of the number of shares of Common Stock, par value $.001 per share (the “Stock”), of the Company specified above (the “Option Shares”) at the Option Exercise Price Per Share.  The Optionee agrees to the provisions set forth herein and acknowledges that each such provision is a material condition of the Company’s agreement to grant the Stock Option to him.

1.                                       Definitions.  For the purposes of this Agreement, the following terms shall have the following respective meaning . All capitalized terms used herein and not otherwise defined shall have the respective meanings set forth in the Plan.

“Cause” means a vote of the Board resolving that the Optionee has committed willful misconduct or gross negligence in the performance of duty in connection with the business affairs of the Company which, as determined in good faith by the Board, would:  (i) materially adversely affect the business or the reputation of the Company with its current or prospective customers, suppliers, lenders and/or other third parties with whom it does or might do business; or (ii) expose the Company to a risk of civil or criminal legal damages, liabilities or penalties; provided that if such willful misconduct or gross negligence and any adverse effects or damages therefrom may be cured, the Optionee shall have fourteen (14) days or such additional time as may be reasonably determined by the Board to effect such cure from receipt by the Optionee of a written demand from the Board.

“Constructive Termination” means the occurrence of any of the following events in the absence of Cause:  (i) a significant adverse change in the nature or scope of the Optionee’s responsibilities, authorities, powers, functions or duties; (ii) a Change of Control of the Company, except for a Change of Control which results from the Merger; or (iii) the sale of all or substantially all of the assets of the Company.

“Disability” means the Optionee’s inability to perform his normal required services for the Company and its subsidiaries by reason of his mental or physical disability, as determined by the Board in good faith in its sole discretion.

“Merger” means the merger of Inverness Medical Technology, Inc. with a wholly-owned subsidiary of Johnson & Johnson pursuant to the Agreement and Plan of Split-Off and Merger dated as of May 23, 2001, among Johnson & Johnson, Sunrise Acquisition Corp. and Inverness Medical Technology, Inc. (the “Merger Agreement”).

“Negative Vote” means the failure of the stockholders of Inverness Medical Technology, Inc. entitled to vote at the Special Meeting to adopt the Merger Agreement, approve the Company’s 2001 Stock Option and Incentive Plan and approve the Company’s Executive Bonus Plan, each as described in the Registration Statement on Form S-4 filed by the Company with the Securities and Exchange Commission on August 13, 2001, as the same may be amended from time to time.

“Permitted Transferees” means any of the following to whom the Optionee may transfer Repurchasable Shares hereunder (as set forth in Section 6):  the Optionee’s spouse, children (natural or adopted) or stepchildren, a trust for the sole benefit of one or more such family members of which the Optionee is the settlor, or a family limited partnership or family limited liability company of which the limited partners or members, as the case may be, consist solely of one or more such family members; provided, however, that any such trust, family limited partnership, or family limited liability company does not require or permit distribution of any Repurchasable Shares during the term of this Agreement unless subject to the terms of this Agreement.  Upon the death of the Optionee (or a Permitted Transferee to whom Repurchasable Shares have been transferred hereunder), the term Permitted Transferees shall also include such deceased Optionee’s (or such deceased Permitted Transferee’s) estate, executions, administrations, personal representations, heirs, legatees and distributees, as the case may be.

“Person” means any individual, corporation, partnership (limited or general), limited liability company, limited liability partnership, association, trust, joint venture, unincorporated organization or any similar entity.

“Repurchasable Shares” shall initially mean all of the Option Shares purchased by the Optionee, provided that, for so long as the Optionee remains an employee of the Company or any of its subsidiaries, Option Shares acquired hereunder shall become Non-Repurchasable Shares in 36 equal monthly installments commencing on the last day of the calendar month during which such Option Shares are purchased (such date, the “Exercise Date”).

“Special Meeting” means the special meeting of the stockholders of Inverness Medical Technology, Inc. at which such stockholders will vote upon a proposal to adopt the Merger Agreement, a proposal to approve the Company’s 2001 Stock Option and Incentive Plan and a proposal to approve the Company’s Executive Bonus Plan.

“Termination Event” means the termination of the Optionee’s employment with the Company and its subsidiaries for any reason whatsoever, regardless of the circumstances thereof, and including without limitation upon retirement or discharge or resignation for any reason, whether voluntary or involuntary; provided, however, that none of death, Disability, Constructive Termination or the termination by the Company or its subsidiaries of the Optionee’s employment with the Company and its subsidiaries without Cause shall be a Termination Event.  For purposes hereof, the Board’s determination of the reason for termination of the Optionee’s employment shall be conclusive and binding on the Optionee and the Optionee’s representatives or legatees.  Upon a Termination Event, all remaining Repurchasable Shares shall remain Repurchasable Shares and shall no longer become Non-Repurchasable Shares notwithstanding anything to the contrary set forth herein.

“Non-Repurchasable Shares” means all Option Shares that are not Repurchasable Shares.

2.                                       Exercisability.

(a)           This Stock Option may not be exercised until it has becomes exercisable.  This Stock Option shall be exercisable with respect to all or any portion of the Option Shares at any time or times during the period commencing immediately after the Merger becomes effective and ending on the close of business on the Expiration Date (the “Exercise Period”), subject to the provisions hereof and of the Plan; provided, however, that this Stock Option may not be exercised more than twice.

(b)           To the extent the Optionee has not exercised this Stock Option in full within the Exercise Period, upon the Optionee’s delivery to the Company of the unexercised portion of this Stock Option, the Company shall grant the Optionee a ten-year non-qualified stock option, pursuant to a Remainder Option Agreement in the form attached hereto as Exhibit A to purchase a number of shares of Stock equal to the number of Option Shares not purchased within the Exercise Period (such options, the “Remainder Option” and such shares, the “Remainder Option Shares”).  Notwithstanding the foregoing, the Optionee shall be granted the Remainder Option prior to the expiration of the Exercise Period upon the earlier of (i) the Optionee’s second partial exercise of this Stock Option or (ii) receipt by the Company of the Optionee’s written request to receive the Remainder Option in lieu of any remaining rights to exercise this Stock Option.

3.                                       Manner of Exercise.

(a)           The Optionee may exercise this Stock Option only in the following manner: from time to time during the Exercise Period, the Optionee may give written notice to the Administrator of his election to purchase some or all of the Option Shares.  This notice shall specify the number of Option Shares to be purchased.

Payment of the purchase price for the Option Shares may be made by one or more of the following methods:  (i) in cash, by certified or bank check or other instrument acceptable to the Administrator; or (ii) in cash in an amount no less than the par value of the Option Shares being purchased together with delivery by the Optionee to the Company of a promissory note in the form attached hereto as Exhibit B in the amount of the remaining portion of the purchase price.  Payment instruments will be received subject to collection.

The delivery of certificates representing the Option Shares will be contingent upon the Company’s receipt from the Optionee of full payment for the Option Shares, as set forth above and any agreement, statement or other evidence that the Company may require to satisfy itself that the issuance of Stock to be purchased pursuant to the exercise of Stock Options under the Plan and any subsequent resale of the shares of Stock will be in compliance with applicable laws and regulations.

(b)           Certificates for shares of Stock purchased upon exercise of this Stock Option shall be issued and delivered to the Optionee upon compliance to the satisfaction of the Administrator with all requirements under applicable laws or regulations in connection with such issuance and with the requirements hereof and of the Plan.  The determination of the Administrator as to such compliance shall be final and binding on the Optionee.  The Optionee shall not be deemed to be the holder of, or to have any of the rights of a holder with respect to, any shares of Stock subject to this Stock Option unless and until this Stock Option shall have been exercised pursuant to the terms hereof, the Company shall have issued and delivered the shares to the Optionee, and the Optionee’s name shall have been entered as the stockholder of record on the books of the Company.  Thereupon, the Optionee shall have full voting, dividend and other ownership rights with respect to such shares of Stock.

(c)           Notwithstanding any other provision hereof or of the Plan, no portion of this Stock Option shall be exercisable after the earlier of (i) the issuance of the Remainder Option, if any, and (ii) the Expiration Date hereof.

4.                                       Repurchase Right.

(a)           Repurchase.  Upon the occurrence of a Termination Event, the Company or its assigns shall have the right and option to repurchase all or any portion of the Repurchasable Shares held by the Optionee or any Permitted Transferee.  The purchase and sale arrangements contemplated by the preceding sentence of this Section 4(a) are referred to herein as the “Repurchase.”

(b)           Repurchase Price.  Subject to Section 4(a), the per share purchase price of the Repurchasable Shares subject to the Repurchase (the “Repurchase Price”) shall be the Fair Market Value of a share of Stock as of the date of such Termination Event.

(c)           Closing Procedure.  The Company or its assigns shall effect the Repurchase (if so elected) by delivering or mailing to the Optionee (and/or, if applicable, any Permitted Transferee) written notice within six (6) months after the Termination Event, specifying a date within such six-month period in which the Repurchase shall be effected.  Upon such notification, the Optionee and any Permitted Transferees shall promptly surrender to the Company any certificates representing the Option Shares being purchased, together with a duly executed stock power for the transfer of such Option Shares to the Company or the Company’s assignee or assignees.  Upon the Company’s or its assignee’s receipt of the certificates from the Optionee or any Permitted Transferees, the Company or its assignee or assignees shall deliver to him, her or them a check for the Repurchase Price of the Repurchasable Shares being purchased; provided, however, that the Company may pay the Repurchase Price for such shares by offsetting and canceling firstly any indebtedness to the Company incurred in connection with the exercise of the Stock Option and then, secondly, any other obligations then owed by the Optionee to the Company.  At such time, the Optionee and/or any holder of the Repurchasable Shares being purchased shall deliver to the Company the certificate or certificates representing the shares so repurchased, duly endorsed for transfer, free and clear of any liens or encumbrances.

(d)           Notwithstanding anything to the contrary in Sections 4(b) and 4(c) above, if the Optionee has, within the six-month period ending on the date of the Termination Event, paid for any Option Shares, then (i) the Company’s right to elect to Repurchase such Option Shares shall expire at the end of the six–month period commencing on the date on which the Optionee paid for such Option Shares, (ii) the Repurchase Price for such Option Shares shall be the Fair Market Value of the Stock as of the date of such Repurchase and (iii) the Optionee or any Permitted Transferee shall retain ownership interest in such Option Shares, including, without limitation, the right to vote such Option Shares and receive dividends issued in respect of such Option Shares until the date of Repurchase.  For purposes of this Section 4(d), such Option Shares shall be considered “paid for” only upon payment of that portion (the “Relevant Proportion”) of the principal balance and interest owed under any promissory note used to purchase such shares or secured in whole or in part by such shares which is calculated by multiplying the aggregate amount of the principal balance and interest owed under the relevant promissory note by a percentage calculated as follows: A/B x 100/1 where A equals the number of Option Shares the Optionee considers as having been “paid for”, and B equals the total number of Option Shares purchased under the relevant promissory note.

(e)           The Repurchase right specified in this Section 4 shall survive and remain in effect as to Repurchasable Shares following and notwithstanding any public offering by or merger or other transaction involving the Company and certificates representing such Repurchasable Shares shall bear legends to such effect.

5.                                       Termination of Repurchase Right.  Upon the death, Disability or Constructive Termination of the Optionee or upon the termination by the Company or its subsidiaries of the Optionee’s employment with the Company and its subsidiaries without Cause, all Repurchasable Shares at the time of such death, Disability or constructive or actual termination shall become Non-Repurchasable Shares.

6.                                       Limitations Pending Lapse of Repurchase Right and Repayment of Certain Debt.

(a)           Shares of Option Shares acquired hereunder may not be sold, assigned, transferred, pledged or otherwise encumbered or disposed of by the Optionee until such shares are no longer subject to the right of Repurchase set forth in Section 4 and unless the Company has received, or is satisfied that it will receive, payment of the Relevant Proportion of the amounts outstanding, including without limitation the principal balance interest owed, under any promissory note used to purchase such shares or secured in whole or in part by such shares.

(b)           Any attempted disposition of Option Shares not in accordance with the terms and conditions of this Section 6 shall be null and void, and the Company shall not reflect on its records any change in record ownership of any Option Shares as a result of any such disposition, shall otherwise refuse to recognize any such disposition and shall not in any way give effect to any such disposition of any Option Shares.

(c)           Other than the limitations set forth in Sections 6(a) and 6(b) above, this Agreement is not intended to subject the Options Shares to involuntary transfer, reversion or forfeiture.

(d)           Notwithstanding the foregoing provisions, the Optionee (but not any transferee thereof) may sell, assign, transfer or give away any or all of the Option Shares to Permitted Transferees; provided, however, that such Permitted Transferee(s) shall, as a condition to any such transfer, agree to be subject to the provisions of this Agreement (including, without limitation, the provisions of Section 4 and this Section 6) and shall have delivered a written acknowledgment to that effect to the Company.

7.                                       Termination.  This Stock Option shall terminate immediately and be of no further force and effect upon the occurrence, as determined by the Board, of any of the following events:

(a)           a Negative Vote;

(b)           termination for Cause of the Optionee’s employment by the Company or a subsidiary; or

(c)           resignation of the Optionee from the Company or a subsidiary other than as a result of Constructive Termination.

8.                                       Incorporation of Plan.  Notwithstanding anything herein to the contrary, the Stock Option and this Agreement shall be subject to and governed by all the terms and conditions of the Plan.

9.                                       Legend.  Certificates evidencing the Option Shares acquired hereunder shall bear an appropriate legend, as determined by the Administrator in its sole discretion, to the effect that such Shares are subject to certain rights set forth herein and in the Plan.

10.                                 Transferability.  This Agreement is personal to the Optionee, is non-assignable and is not transferable in any manner, by operation of law or otherwise, other than by will or the laws of descent and distribution.  This Stock Option is exercisable, during the Optionee’s lifetime, only by the Optionee, and thereafter, only by the Optionee’s legal representative or legatee.

11.                                 Tax Withholding.  The Optionee shall, not later than the date as of which the exercise of this Stock Option becomes a taxable event for Federal income tax purposes, pay to the Company or make arrangements satisfactory to the Administrator for payment of any Federal, state, local and foreign taxes required by law to be withheld on account of such taxable event.

12.                                 Assignment.  At the discretion of the Board, the Company shall have the right to assign its rights with respect to the Repurchase to any Person or Persons, in whole or in part in any particular instance, upon the same terms and conditions applicable to the exercise thereof by the Company, and such assignee or assignees of the Company shall then take and hold any Option Shares so acquired subject to such terms as may be specified by the Company in connection with any such assignment.

13.                                 Miscellaneous Provisions.

(a)           Adjustments for Stock-Split.  In the event that the Company effectuates a stock split of its Common Stock in connection with the Merger, the Stock Option and Option Exercise Price Per Share shall be adjusted accordingly; provided that the resulting number of Option Shares shall be rounded up to the nearest whole number and the resulting Option Exercise Price Per Share shall be rounded up to the nearest one-tenth of a dollar.

(b)           Record Owner; Dividends.  Following the exercise of this Stock Option, the Optionee and any Permitted Transferees, during the duration of this Agreement, shall be considered the record owners of and shall be entitled to vote the purchased Option Shares if and to the extent such shares are entitled to voting rights.  The Grantee and any Permitted Transferees shall be entitled to receive all dividends and any other distributions declared on the purchased Option Shares; provided, however, that the Company is under no duty to declare any such dividends or to make any such distribution.

(c)           Equitable Relief.  The parties hereto agree and declare that legal remedies are inadequate to enforce the provisions of this Agreement and that equitable relief, including specific performance and injunctive relief, may be used to enforce the provisions of this Agreement.

(d)           Change and Modifications.  This Agreement may not be orally changed, modified or terminated, nor shall any oral waiver of any of its terms be effective. This Agreement may be changed, modified or terminated only by an agreement in writing signed by the Company and the Optionee.

(e)           Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to conflict of law principles.

(f)            Headings.  The headings are intended only for convenience in finding the subject matter and do not constitute part of the text of this Agreement and shall not be considered in the interpretation of this Agreement.

(g)           Saving Clause.  If any provision(s) of this Agreement shall be determined to be illegal or unenforceable, such determination shall in no manner affect the legality or enforceability of any other provision hereof.

(h)           Notices.  All notices, requests, consents and other communications shall be in writing and be deemed given when delivered personally, by facsimile transmission or when received if mailed by first class registered or certified mail, postage prepaid.  Notices to the Company or the Optionee shall be addressed as set forth underneath their signatures below, or to such other address or addresses as may have been furnished by such party in writing to the other.

Notices to any holder of the Option Shares other than the Optionee shall be addressed to the address furnished by such holder to the Company.

(i)            Continued Employment.  This Stock Option does not confer upon the Optionee any rights with respect to continuance of employment by the Company or any subsidiary.

(j)            Benefit and Binding Effect.  This Agreement shall be binding upon and shall inure to the benefit of the parties hereto, their respective successors, assigns, and legal representatives.  Without limitation of the foregoing, upon any stock-for-stock merger in which the Company is not the surviving entity, shares of the Company’s successor issued in respect of the Option Shares shall remain subject to the Repurchase rights and the schedule for release of Repurchase rights set forth in this Agreement.  The Company has the right to assign this Agreement, and such assignee shall become entitled to all the rights of the Company hereunder to the extent of such assignment.

(k)           Dispute Resolution.  Except as provided below, any dispute arising out of or relating to this Agreement or the breach, termination or validity hereof shall be finally settled by binding arbitration conducted expeditiously in accordance with the Comprehensive Arbitration Rules and Procedures of JAMS or its successors (the “JAMS Rules”).  The arbitration shall be governed by the United States Arbitration Act, 9 U.S.C. §§ 1-16, and judgment upon the award rendered by the arbitrators may be entered by any court having jurisdiction thereof.  The place of arbitration shall be Boston, Massachusetts.

The parties covenant and agree that the arbitration shall commence within 60 days of the date on which a written demand for arbitration is filed by any party hereto.  In connection with the arbitration proceeding, the arbitrator shall have the power to order the production of documents by each party and any third-party witnesses.  In addition, each party may take up to three depositions as of right, and the arbitrator may in his or her discretion allow additional depositions upon good cause shown by the moving party.  However, the arbitrator shall not have the power to order the answering of interrogatories or the response to requests for admission.  In connection with any arbitration, each party shall provide to the other, no later than seven (7) business days before the date of the arbitration, the identity of all persons that may testify at the arbitration and a copy of all documents that may be introduced at the arbitration or considered or used by a party’s witness or expert.  The arbitrator’s decision and award shall be made and delivered within six (6) months of the selection of the arbitrator.  The arbitrator’s decision shall set forth a reasoned basis for any award of damages or finding of liability.  The arbitrator shall not have power to award damages in excess of actual compensatory damages and shall not multiply actual damages or award punitive damages or any other damages that are specifically excluded under this Agreement, and each party hereby irrevocably waives any claim to such damages.

The parties covenant and agree that they will participate in the arbitration in good faith.  This Section 13(k) applies equally to requests for temporary, preliminary or permanent injunctive relief, except that in the case of temporary or preliminary injunctive relief any party may proceed in court without prior arbitration for the limited purpose of avoiding immediate and irreparable harm.

Each of the parties hereto (i) hereby irrevocably submits to the jurisdiction of any United States District Court of competent jurisdiction for the purpose of enforcing the award or decision in any such proceeding, (ii) hereby waives, and agrees not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution (except as protected by applicable law), that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court, and hereby waives and agrees not to seek any review by any court of any other jurisdiction which may be called upon to grant an enforcement of the judgment of any such court.  Each of the parties hereto hereby consents to service of process by registered mail at the address to which notices are to be given.  Each of the parties hereto agrees that its, his or her submission to jurisdiction and its, his or her consent to service of process by mail is made for the express benefit of the other parties hereto.  Final judgment against any party hereto in any such action, suit or proceeding may be enforced in other jurisdictions by suit, action or proceeding on the judgment, or in any other manner provided by or pursuant to the laws of such other jurisdiction.

(l)            Counterparts.  For the convenience of the parties and to facilitate execution, this Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same document.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Company and the Optionee have executed this Non-Qualified Stock Option Agreement as of the date first above written.

COMPANY

INVERNESS MEDICAL
INNOVATIONS, INC.

By:	/s/ Duane L. James
Name: Duane L. James
Title: Vice President and Treasurer

OPTIONEE

/s/ Jerry McAleer
Name: Jerry McAleer
Address:
52 Noble’s Close
Grove, Wantage
Oxon OX12 0NR
United Kingdom